EXHIBIT 10.14

Consulting Agreement
Recitals

CONSULTING AGREEMENT entered into this 7th day of December 2009, by and between Seafarer Exploration Corp (the "Company"), and ClearTrust, LLC ("Consultant").

WHEREAS, the Company desires to hire the consulting services of Consultant in the areas of Annual Shareholder Meeting and Proxy Administration (the "Services") in connection with the Company’s Annual Meeting of Shareholders.

WHEREAS, in consideration for the Services, the Company shall retain the Consultant for an amount of payment for services and stock provisions upon success.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

Duties of Consultant, The Consultant will provide such services and advice to the Company so as to advise the Company in Annual Shareholder Meeting and Proxy Administration. In particular, Consultant shall analyze the Company’s bylaws and ensure compliance with corporate bylaws, state regulations, and SEC regulations; organize the shareholder meeting; typeset, proof, and print the Notice of Shareholder Meeting; mail the Notice of Shareholder Meeting, Proxy Card, and Financial Statements to all shareholders as of the record date; tabulate shareholder votes and meeting attendance; author a scrip for the annual meeting and assign appropriate roles; provide a certified shareholder list for inspection both prior to and at the meeting; attend and participate in annual shareholder meeting; provide certified voting results; and assist with shareholder services. Consultant would undertake such services under the direction of Kyle Kennedy, Company Director.

1.1 Duties Expressly Excluded. This Agreement expressly excludes the Consultant from providing public relation services to the Company inclusive of but not limited to (i) direct or indirect promotion of the Company’s securities; (ii) assistance in making of a market in the Company’s securities. The Consultant shall not have the power of authority to bind the Company to any transaction without the Company’s prior written consent.

2.      Issuance of Stock
The Company shall compensate the Consultant cashless with a non-refundable payment of 2,000,000 shares of restricted stock, paid by the Company prior to commencement of the Services.

3.      Property
All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and proposals, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Company. Consultant further agrees to and does hereby assign, transfer, and convey to the Company all of Consultant's right, title and interest in and to the Products, and in connection therewith, to execute and deliver such documents and take other steps, in order to enable the Company, in its sole discretion, to obtain grants of patent and registration of copyright and trademark, both domestic and foreign, in connection with the Products.

4.       Confidential Information
The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as business and financial information related thereto (the "Confidential Information"). Notwithstanding the foregoing, "Confidential Information" shall not include and the provisions of this Agreement will not apply to any information disclosed by the Company and/or Consultant (1) if such information is demonstrated to be generally available to the public at the time of its disclosure to Consultant; (2) after the time, if any, that such information becomes generally available to the public without any breach by Consultant; (3) was already in Consultant's possession at the time of disclosure to Consultant (whether such time of disclosure is before or after the date hereof); (4) is developed by Consultant independently of the Services; or (5) was lawfully received by Consultant from a third party without restrictions on disclosure or use.

Using no less effort than the Consultant would use to maintain the confidentiality of his own confidential and proprietary information, the Consultant shall maintain in strict confidence and shall not disclose at any time, without the prior written consent of the Company, any of the Confidential Information to any other person or entity, unless such information has entered the public domain through lawful means, without violation of this Agreement, or pursuant to requirements of law or court order.

5.       Severability
In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

6.      Independent Contractor
Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7.      No Assignment
Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

8.      Miscellaneous
This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT CLEARTRUST, LLC:

/s/ Kara Kennedy, Director
Kara Kennedy, Director

SEAFARER EXPLORATION CORP.

/s/ Kyle Kennedy
Kyle Kennedy, Director